EXHIBIT 21.1
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                                  Exhibit 21.1
                         Subsidiaries of CryoLife, Inc.


                  Name                            State of Incorporation
                  ----                            ----------------------

CryoLife International Incorporated                    Florida

CryoLife Acquisition Corporation                       Florida